                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, made and entered into this 6th day of December, 2001 (the "Agreement"), by and among the entities named on Schedule A hereto (individually, a "Seller" and, collectively, the "Sellers"), and Neuson AG (the "Purchaser").

                                   WITNESSETH:

         WHEREAS, the Sellers are the beneficial owners of an aggregate of 378,399 shares of the common stock, $.10 par value per share (the "Shares"), of Gehl Company (the "Company"),

         WHEREAS, the Sellers desire to sell privately to the Purchaser, and the Purchaser desires to purchase privately from the Sellers, all upon the terms and subject to the conditions set forth in this Agreement, the Shares,

         WHEREAS, the Purchaser is purchasing the Shares privately from the Sellers for its own account as principal for investment purposes only and not with a view to, or for, resale or distribution thereof, and

         WHEREAS, the State of Wisconsin has an anti-greenmail statute and the Purchaser hereby acknowledges that it is not in discussions with the Company regarding any agreement, understanding or arrangement for the Company to purchase any or all of the Shares from the Purchaser and the Purchaser hereby represents and confirms that the purchase by the Purchaser of the Shares is not in any way an attempt by the Purchaser to pay "Greenmail" to the Sellers.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, each of the Sellers and the Purchaser hereby agree as follows:

1.       Sale and Purchase of Shares.

         (a) Each Seller hereby privately sells, and the Purchaser hereby privately purchases from each Seller, the number of Shares set forth opposite each Seller's name on Schedule A hereto.

         (b) The purchase price for the Shares is $20.00 per Share, payable by wire transfer of immediately available funds (to bank accounts designated by each Seller on Schedule A hereto) concurrently with the execution of this Agreement.

         (c) Concurrently with the execution of this Agreement, each Seller shall deliver to the Purchaser (or the Purchaser's agent) (i) an irrevocable letter of instruction addressed to such Seller's brokerage firm instructing such brokerage firm to deliver the Shares held in street name and purchased from such Seller pursuant hereto through the Depository Trust Company by "DWAC" delivery to DTC 997 for State Street Bank, Boston, Account Number 5K68, Creditanstalt for credit to Neuson AG, Vienna, Account Number 09566362100 and (ii) with respect to Shares held of record and beneficially, a certificate or certificates representing such Shares duly endorsed for transfer or accompanied by appropriate stock powers duly executed.

         (d) This transaction shall close simultaneously with the execution of this Agreement by all the parties hereto at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022, or at such other place as the Sellers and the Purchaser shall agree.

     2. Representations and Warranties of the Sellers. Each Seller hereby represents and warrants to the Purchaser severally, for itself only, as follows:

         2.1 Ownership of Shares. The Shares set forth opposite the Seller's name on Schedule A hereto are solely owned by such Seller, validly issued, fully paid and non-assessable and are free and clear of any and all liens, encumbrances, claims, charges and assessments and subject to no options, agreements, or restrictions with respect to transferability.

         2.2 Authorization. The Seller has all requisite power, legal capacity and authority to enter into this Agreement and to assume and perform its obligations hereunder. This Agreement when duly executed and delivered by the Seller will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

         2.3 Available Information. The Seller acknowledges that it is familiar with the business, financial condition and affairs of the Company and is therefore able to determine fair value for the sale of the Shares and is not relying on any information provided by the Purchaser.

     3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Sellers as follows:

         3.1 Authorization. The Purchaser has all requisite power, legal capacity and authority to enter into this Agreement and to assume and perform its obligations hereunder. This Agreement when duly executed and delivered by the Purchaser will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

         3.2 Investment. The Purchaser is acquiring the Shares for Purchaser's own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person or entity has a direct or indirect beneficial interest in the Shares. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity with respect to any of the Shares including, but not limited to, the Company.

         3.3 Available Information. The Purchaser acknowledges that it is familiar with the business, financial condition and affairs of the Company and is therefore able to evaluate the merits and risks of a purchase of the Shares and is not relying on any information provided by the Sellers.

     4.  Indemnification.

         4.1 Indemnification by the Sellers. The Sellers shall, severally and not jointly, indemnify and hold harmless the Purchaser from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by the Purchaser, directly or indirectly, as a result of or arising from any inaccuracy in or breach of any of the representations, warranties or agreements made in this Agreement of the Sellers, or the non-performance of any covenant or obligation to be performed by the Sellers under this Agreement (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of the Purchaser as the Indemnified Party (as defined below)).

         4.2 Indemnification by the Purchaser. The Purchaser shall indemnify and hold each Seller harmless from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by such Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach of any of the representations, warranties or agreements made in this Agreement of the Purchaser or the non-performance of any covenant or obligation to be performed by the Purchaser under this Agreement (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of any Seller as the Indemnified Party).

         4.3 Indemnification of Affiliates. Without duplication of Damages, the Purchaser and the Sellers, as the case may be, shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in subsection
4.1 or 4.2 above if the same shall be suffered by any parent, subsidiary or Affiliate of the Purchaser or Sellers, as the case may be. "Affiliate" means, with respect to any entity, a second entity that is controlled by, controls or is under common control with, such first entity and shall include the officers and directors of such first entity. For purposes of the foregoing, "control" of any entity means the power to direct the management and policies of such entity, whether by the ownership of voting securities or other beneficial interest, by contract or otherwise.

         4.4 Procedure for Indemnification with Respect to Third Party Claims. The party seeking indemnification (the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in this Section 4 applies which notice shall describe said claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced procedurally or prejudiced in any way substantially thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below in the event such claim solely involves an action for monetary damages and could not reasonably be expected to affect the Indemnified Party's business going forward, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Notwithstanding the foregoing, if there exists a conflict of interest in the reasonable judgment of counsel for the Indemnified Party that would make it inappropriate for the same counsel to represent both the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel (which shall be a single counsel and any required local counsel) as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense, but such counsel shall be employed only to deal with matters directly affected by and involving the conflict of interest. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Should the Indemnifying Party fail to defend any such Indemnifiable Claim (except for failure resulting from the Indemnified Party's failure to timely give notice of such Indemnifiable Claim or failure to make the pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control available to the Indemnifying Party, as reasonably required thereby), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. Except as permitted in the preceding sentence, the Indemnifying Party shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld; provided, however, if such approval is unreasonably withheld, the liability of the Indemnifying

Party shall be limited to the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, at the time such consent is unreasonably withheld. Notwithstanding the preceding sentence, the right of the Indemnified Party to compromise or settle any claim without the prior written consent of the Indemnifying Party shall only be available if a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim.

     5.  General Provisions.

         5.1 Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties hereto. Any failure by the Sellers or the Purchaser to enforce any rights hereunder shall not be deemed a waiver of such rights.

         5.2 Notices. All notices, requests, demands and other communications given or made hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or one day after being sent by overnight courier to the Sellers at their respective addresses set forth on Schedule A hereto or the Purchaser at its address set forth on the signature page of this Agreement, and, in each case, to such other address as any party shall have given to the other party by similar notice.

         5.3 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, (A) THE RIGHT TO TRIAL BY JURY; (B) ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT; AND (C) ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FINAL JUDGEMENT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON EACH PARTY DULY SERVED WITH PROCESS THEREIN AND MAY BE ENFORCED IN THE

COURTS OF THE JURISDICTION OF WHICH EITHER PARTY OR ANY OF THEIR PROPERTY IS SUBJECT, BY A SUIT UPON SUCH JUDGEMENT.

         5.4 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Sellers and the Purchaser and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties hereto, provided that nothing herein shall limit the Purchaser's ability to transfer the Shares without consent following the close of the transaction hereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         5.6 Survival of Representations and Warranties. All representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement.

         5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

               (Remainder of this page intentionally left blank.)

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                       SELLERS:

                                       NEWCASTLE PARTNERS, L.P.


                                       By:  /s/ Mark E. Schwarz
                                            -----------------------------------
                                       Name:  Mark E. Schwarz
                                       Title: General Partner


                                       NEWCASTLE FOCUS FUND II, L.P.


                                       By:  Newcastle Capital Management, L.P.

                                       By:  Newcastle Capital Group, L.L.C.,
                                            Its General Partner


                                       By:  /s/ Mark E. Schwarz
                                            -----------------------------------
                                       Name:  Mark E. Schwarz
                                       Title: General Partner


                                       CIC EQUITY PARTNERS, LTD.

                                       By:  SLP Consultants, Inc.,
                                            Its General Partner


                                       By:  /s/ Paul DeRobbio
                                            -----------------------------------
                                       Name:  Paul DeRobbio
                                       Title: President

                                       PURCHASER:

                                       NEUSON AG


                                       By:  /s/ Kurt Helletzgruber
                                            -----------------------------------
                                       Name:  Kurt Helletzgruber
                                       Title: Managing Director
                                       Address of Purchaser:
                                              A-4060 Linz-Leonding
                                              Austria, Haidfeldstrasse 37

                                                         Schedule A

                                            Number of Shares                           Bank Account Information for
      Name and Address of Seller             of Common Stock        Purchase Price       Wiring of Purchase Price
      --------------------------             ---------------        --------------              -----------------
Newcastle Partners, L.P.
200 Crescent Court
Suite 670
Dallas, Texas 75201                              126,599              $2,531,980                 See below
Newcastle Focus Fund II, L.P.
200 Crescent Court
Suite 670
Dallas, Texas 75201                              154,000              $3,080,000                 See below
CIC Equity Partners, Ltd.
Three Lincoln Centre
5430 LBJ Freeway
Suite 1700
Dallas, Texas 75240                               97,800              $1,956,000                 See below
                                               ---------              ----------
                 TOTAL                           378,399              $7,567,980


Fed Funds Wire Instructions for:
Newcastle Partners, L.P. and Newcastle Focus Fund II, L.P.

Bank of America NA, Concord, CA 94520
ABA# 121 000 358

For Credit To:

Banc of America Securities LLC
600 Montgomery Street, San Francisco, CA 94111
A/C# 406-15536

For Further Credit To:

Newcastle Partners, L.P.
A/C# 118-13527

Newcastle Focus Fund II, LP
A/C# 118-14720

Wire Instructions for
CIC Equity Partners, LTD.:

First Union National Bank
Roanoke, Virginia
ABA #051400549
Account of First Clearing Corporation
Account #5050000000631

For Further Credit to:

CIC Equity Partners, Ltd.
A/C# 1975-8566